SCIENCE RESEARCH SERVICE AGREEMENT

Effective June 1, 2007, and continuing until revoked by one of the parties, this Science Research Service Agreement (the “Agreement”) between InNexus Bioscience (Barbados), Inc. (the “Company”) and InNexus Biotechnology Inc. (the “Service Provider”) (collectively, the “Parties”), provides as follows:

Consideration.  The Service Provider will conduct DXL™ research for the Company at its Scottsdale lab/office.  In exchange for such services, the Company shall reimburse all research costs including but not limited to compensation and benefits paid to science and administrative personnel; lab supplies; costs of equipment use; rent and utilities for lab and office space; insurance; telephone/FAX and internet; legal and accounting; and outside professional services, travel and other business related expenses, as determined by the Service Provider.

The Service Provider will bill the Company on the fifth business day of each month for the above costs plus a 5% mark-up. The Company will pay the Service Provider within five (5) calendar days of receipt of invoice. The first payment shall be due on July 12, 2007.

Governing Law.  This Agreement shall be construed in accordance with, and governed in all respects by, the laws of the State of Arizona, without regard to conflicts of law principles, and the Parties agree to submit to the jurisdiction of Arizona courts.  In any legal proceedings (including e.g., causes of action at law for damages or in equity for other forms of relief) to enforce the terms or conditions of this Agreement, the prevailing party shall be entitled to an award of reasonable attorneys fees incurred therein.

Counterparts.   This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

           Notice.

     If to the Company:                                InNexus Bioscience (Barbados), Inc.

                                                                    Attn:   Jeff Morhet

     If to the Service Provider:                    InNexus Biotechnology Inc.

                                                                   Attn:  Chief Financial Officer

                                                                  13208 East Shea Blvd,

                                                                   Mayo Clinic MCCRB Building

                                                                   Scottsdale, AZ  85259

Entire Agreement.   This Agreement constitutes the entire agreement between Company and Service Provider, and supersedes any prior understanding or representation of any kind preceding the date of this Agreement. There are no other promises, conditions, understandings or other agreements, whether oral or written, relating to the subject matter of this Agreement. This Agreement shall be binding upon the heirs, representatives, successors and assigns of the parties; and the terms of this Agreement are contractual and not a mere recital.

SIGNED this __ day of ___, 2007.

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InNexus Bioscience (Barbados), Inc.

SIGNED this __ day of ___, 2007.

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InNexus Biotechnology Inc.